Exhibit 99.1

Scripps Networks Interactive promotes two senior management executives

Burton Jablin named Chief Operating Officer, with Kathleen Finch to head programming and content creation

Knoxville, Tenn. (For immediate release – August 20, 2015) – Scripps Networks Interactive, one of the world’s leading developers of lifestyle video content, has promoted two of its senior management team into key roles designed to enhance the company’s ability to produce, market and monetize lifestyle video content.

Burton Jablin, currently President of Scripps Networks, has been appointed Chief Operating Officer of Scripps Networks Interactive. In his new role, Jablin will oversee sales, distribution, programming, digital and strategic planning for the company. He will also be tasked with ensuring greater coordination and cooperation between Scripps Networks’ domestic and international programming, as the business continues to expand globally. He will continue to report to Scripps Networks Interactive Chairman, President and Chief Executive Officer Kenneth W. Lowe.

Kathleen Finch, currently President of HGTV, DIY Network and Great American Country, has been appointed Chief Programming, Content & Brand Officer, and will take overall responsibility for content across all six of Scripps’ domestic networks including Food Network, Cooking Channel and Travel Channel. She will work out of Scripps Networks’ offices in Knoxville and New York City, and will report to Jablin.

“As Scripps Networks Interactive continues to grow, both in the United States and internationally, it’s important that we take a more coordinated approach to how we operate our business and create content,” said Kenneth W. Lowe. “As one of the original founders of HGTV, and as someone who has played a key role in building our wider business for more than 20 years, Burton is ideally experienced to take on this expanded role.”

“Content is at the heart of everything we do at Scripps Networks Interactive, and we believe there is clear competitive advantage in taking a more coordinated approach to content development, production, scheduling and marketing across all of our U.S. networks,” said Burton Jablin. “Kathleen has proven her creative acumen through strengthening HGTV’s position as a must-have network in the United States, with 14 months of consecutive growth and a 10 percent year-on-year ratings increase. I look forward to her working with teams across all of our brands to further solidify Scripps Networks’ position as the leader in lifestyle content development.”

The management changes follow the announcement that Brooke Johnson, President of Food Network and Cooking Channel, will be retiring after more than 12 years leading the brand. Johnson will continue to serve as a consultant to Scripps Networks Interactive through the end of 2016.

Shannon O’Neill, President of Travel Channel, has been appointed Managing Director, Finance & Operations of Scripps Networks Interactive’s U.S. networks. Reporting to Chief Financial Officer Lori Hickok, O’Neill will support Hickok and Finch in the creation and implementation of more unified approaches to day-to-day operations, strategic decision-making and capital allocation across Scripps Networks’ business in the United States.

“Shannon O’Neill has overseen the launch of one of the largest slates of new programming in Scripps Networks’ storied history, and I know that the network will reap the benefits of that work for a long while to come,” said Jablin. “I’m very pleased that the company will continue to benefit from his experience and expertise as we seek to further build our business in this fast-paced media landscape.”

Burton Jablin was part of the original team that launched HGTV in 1994, supervising production of the network’s original programming slate as executive producer. He has since held a series of senior production and programming roles within the company, before being appointed to President of Scripps Networks in 2013.  Prior to joining HGTV, Jablin worked for more than 10 years in television news, including roles at WBBM-TV in Chicago, and KTTV in Los Angeles.

Kathleen Finch joined Scripps Networks in 1999, as senior vice president of primetime programming at Food Network, and helped launch the careers of many of the network’s leading stars. Having been promoted to lead both HGTV and DIY Network, Finch played an integral role in helping the networks achieve record-breaking ratings and revenue, and launched acclaimed series such as ‘Property Brothers’, ‘Flip or Flop’, ‘Fixer Upper’, and ‘The Vanilla Ice Project’. Finch was previously a journalist, notably spending 12 years as a CBS Network News producer, traveling the world to cover breaking news and events.

High-resolution headshots of Burton Jablin and Kathleen Finch are available in the Scripps Networks Interactive online newsroom.

About Scripps Networks Interactive
Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit scrippsnetworksinteractive.com.

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Contact:  Scripps Networks Interactive

Investors: Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media: Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com